EXHIBIT 99
                                                                      ----------

                                     [LOGO]

Dear Shareholder:

Enterprise Bancorp, Inc. reported net income of $504,074 for the first quarter of 2003 compared to $1,488,430 for the same period in 2002. As noted in correspondence sent to you on March 22, 2003, the current year includes a one-time tax charge of $1.9 million related to legislative changes in Massachusetts tax laws enacted in March of 2003, which are retroactive to 1999. Outside legal counsel has advised us that this retroactive provision may be unconstitutional. Nonetheless, Enterprise Bank, along with an estimated 50
Massachusetts banks affected, were advised by their accounting firms to immediately reserve for the entire amount of any possible retroactive state tax due. We cannot predict at this time whether we, or other banks, will recoup all or part of the income tax that we are now required to charge to earnings. Notwithstanding this one-time charge, we continue to estimate net income for the full year 2003 to be in the range of $6.0 million to $6.4 million compared to $6.3 million for 2002.

Total assets, investment assets under management, and mortgage loans serviced for others amounted to $1,083,152,412 at March 31, 2003, an increase of 11% over the prior year. Individually, total assets, deposits plus repurchase agreements, loans, and investment assets under management totaled $732,939,525, $652,396,256, $431,593,565 and $333,237,613 respectively on March 31, 2003, increases of 14%, 12%, 11%, and 6% versus a year ago. Our loan pipeline, a good indicator of future business, is steady, and we expect to complete a large number of transactions in the months ahead. The investment assets under management total includes trust and brokerage assets, which are affected by fluctuations in financial markets. The 6% increase in the portfolio compared to the prior year consists of asset growth, offset by declining investment market values as a result of the decline in stock market values.

In late January, Christopher McCarthy was named group director and Senior Vice President of our Investment Management and Trust Group. Chris brings over 14 years of investment managerial, brokerage and banking experience to Enterprise. A graduate of Nichols College (B.S. and M.B.A degrees), Chris has strong ties to the North Central Region. He serves on the Executive Board of the Nashoba Valley Boy Scouts of America and is a member of the Worcester Economic Club. In addition to his investment expertise and management skills, Chris' business ties are a great asset to our Fitchburg and Leominster offices.

On May 5, our new Fitchburg branch will officially open at 420 John Fitch Highway. Many business development initiatives in the Fitchburg area are currently underway. A strong officer calling effort is in progress, in addition to a targeted advertising campaign. We welcome all shareholders to contact
Cheryl Gaudreau, manager of our new Fitchburg office, at (978) 656-5538, concerning business referrals in the Fitchburg area. Our Fitchburg team will be pleased to follow up immediately on leads our shareholders provide.

In March, the bank hosted a special program throughout our branch network recognizing the many significant achievements made by local businesswomen. As part of our Women's Week activities, displays were placed in branch lobbies celebrating entrepreneurs from our community. In April, several workshops were held at various branch locations as we continue to seek opportunities to act as a resource for women in business. If you or your associates are interested in upcoming activities, please contact Dale Marcy at (978) 656-5544, or via email at Dale.Marcy@ebtc.com.

On April 29, bank employees will gather to celebrate the retirements of three valued members of the Enterprise Bank family. Jack McGovern from our Trust and Investment Group, Eileen Trainor from our Customer Sales and Service Center, and Jackie Sheehan from our Dracut branch are each ending their banking careers. These three individuals represent over 117 combined years of service to the banking community in Greater Lowell. We salute Jack, Eileen, and Jackie for their outstanding contributions to the success of Enterprise Bank during their tenure here, and we wish them good health and happiness in the years ahead.

At the April 15 meeting of the board of directors, it was voted to increase the annual dividend to 38 cents per share, payable on June 27, to shareholders of record as of June 6, 2003. The 2003 dividend payment represents a 15% increase over last year's payout of 33 cents per share. Over the past four years, the majority of shareholders have elected to participate in our dividend reinvestment plan. We are pleased to invite additional shareholders interested in dividend reinvestment to contact Finance Officer Katelin Deschenes at (978) 656-5584, or via email at Katelin.Deschenes@ebtc.com, prior to June 6 to arrange for dividend reinvestment. A confirmation of your dividend reinvestment activity, indicating the number of additional shares purchased, will be sent to all participants on June 27.

Your positive feedback concerning our 2002 annual report is appreciated. We were especially pleased to hear from shareholders and friends from Billerica as their community was featured in this year's report. As a reminder, in preparation for our 2003 annual meeting, proxy material was mailed to all shareholders in late March. The 2003 annual meeting is scheduled on May 6, 2003 at 4:00 p.m. at the American Textile Museum, 491 Dutton Street, in Lowell. It is important that you participate by voting your proxy as soon as possible, whether or not you plan to join us on May 6. We look forward to the annual meeting as it presents a special opportunity for us to speak with shareholders concerning our plans for the bank's future growth and profitability. It also gives us the chance to express our appreciation to you for your loyal support of our Enterprise.

Sincerely,



/s/  George L. Duncan      /s/ Richard W. Main           /s/ John P. Clancy, Jr.
---------------------      -------------------           -----------------------
George L. Duncan           Richard W. Main               John P. Clancy, Jr.
Chairman/                  President/Chief Lending       EVP/Treasurer/CFO of
Chief Executive Officer    Officer/Chief Operating       Enterprise Bank and
Of Enterprise Bank and     Officer of Enterprise         President of Enterprise
Enterprise Bancorp, Inc.   Bank                          Bancorp, Inc.

                           Forward Looking Information


This quarterly statement contains "forward-looking statements" regarding our anticipated net income for 2003. We caution readers that there can be no assurance that this estimated future net income level will hold true and a variety of factors may adversely affect our results for 2003. These factors are described in detail on page 2 of our Annual Report on Form 10-K for the year ended December 31, 2002, which was included as an insert in our 2002 Annual Report to shareholders.

                    Enterprise Bancorp, Inc. and Subsidiaries
                              STATEMENTS OF INCOME



                                                               (unaudited)
                                                     For the three months ended March 31,
INTEREST INCOME                                              2003         2002
                                                         -----------   ----------
Interest and fees on loans                                $6,889,722   $6,880,965
Interest on investment securities                          2,501,598    2,581,901
Interest on federal funds sold                                24,018       36,695
                                                          ----------   ----------

Total interest income                                      9,415,338    9,499,561
                                                          ----------   ----------

INTEREST EXPENSE

Interest on deposits                                       1,852,407    2,327,708
Interest on repurchase agreements                              2,926      182,845
Interest on Federal Home Loan Bank borrowings                 22,599        6,983
                                                          ----------   ----------

Total interest expense                                     1,877,932    2,517,536
                                                          ----------   ----------

NET INTEREST INCOME                                        7,537,406    6,982,025

    Provision for loan losses                                300,000      390,000
                                                          ----------   ----------

    Net interest income after provision for loan losses    7,237,406    6,592,025
                                                          ----------   ----------


    Operating expenses                                    (5,472,793)  (5,727,333)
    Depreciation                                            (662,965)    (577,645)
    Amortization of intangible assets                        (33,193)     (33,193)
    Non-interest income                                    1,580,737    1,357,298
    Net gains on sales of investment securities            1,315,754      416,027
                                                          ----------   ----------
    Income before provision for income taxes               3,964,946    2,027,179
    Provision for income taxes                             3,460,872      538,749
                                                          ----------   ----------

NET INCOME                                                $  504,074   $1,488,430
                                                          ==========   ==========

EARNINGS PER SHARE

    Basic earnings per common share                       $     0.14   $     0.43
                                                          ==========   ==========

    Diluted earnings per common share                     $     0.14   $     0.42
                                                          ==========   ==========

    Dividends per common share*                           $        -   $        -
                                                          ==========   ==========

    Basic weighted average common shares outstanding **    3,533,488    3,462,232
                                                          ==========   ==========

    Diluted weighted average common shares outstanding     3,660,855    3,578,384
                                                          ==========   ==========



* Annual dividends are generally declared in the second quarter of each fiscal year, thus no dividends are reflected in the periods above.

** Weighted average common shares outstanding have increased due to exercise of employee stock options and reinvestment of dividends from the dividend reinvestment plan.

                    Enterprise Bancorp, Inc. and Subsidiaries

                                 BALANCE SHEETS


                                                         (unaudited)                          (unaudited)
                                                        March 31, 2003   December 31, 2002  March 31, 2002
                                                        --------------   -----------------  --------------
ASSETS
    Cash and due from banks                          $    34,252,334    $    45,778,048   $    30,649,287
    Federal funds sold                                    38,500,000               --           5,000,000
    Investment securities                                208,002,227        239,295,617       196,637,883
    Loans                                                431,593,565        414,123,485       387,900,706
        Allowance for loan losses                         (9,744,360)        (9,371,057)       (8,901,943)
                                                     ---------------    ---------------   ---------------
        Net loans                                        421,849,205        404,752,428       378,998,763
                                                     ---------------    ---------------   ---------------
    Bank premises and equipment                           13,271,471         13,143,900        12,988,852
    Intangible assets                                      6,629,700          6,662,892         6,762,469
    Other assets                                          10,434,588          9,062,794         9,952,260
                                                     ---------------    ---------------   ---------------

TOTAL ASSETS                                         $   732,939,525    $   718,695,679   $   640,989,514
                                                     ===============    ===============   ===============

LIABILITIES, TRUST PREFERRED SECURITIES AND
STOCKHOLDERS' EQUITY

    Deposits                                             651,433,424        638,031,838       542,678,637
    Repurchase agreements                                    962,832            762,737        39,720,867
    Federal Home Loan Bank borrowings                     10,470,000         16,470,000           470,000
    Other liabilities                                     10,496,192          2,850,774         4,490,624
                                                     ---------------    ---------------   ---------------
    Total liabilities                                    673,362,448        658,115,349       587,360,128
                                                     ---------------    ---------------   ---------------

    Trust preferred securities                            10,500,000         10,500,000        10,500,000

    Stockholders' equity                                  46,134,145         45,612,399        40,900,222
    Net unrealized appreciation on investment
        securities, net of taxes                           2,942,932          4,467,931         2,229,164
                                                     ---------------    ---------------   ---------------
    Total stockholders' equity                            49,077,077         50,080,330        43,129,386
                                                     ---------------    ---------------   ---------------

TOTAL LIABILITIES, TRUST PREFERRED
SECURITIES AND STOCKHOLDERS' EQUITY                  $   732,939,525    $   718,695,679   $   640,989,514
                                                     ===============    ===============   ===============


    Investment assets under management               $   333,237,613    $   314,095,210   $   314,446,406
                                                     ===============    ===============   ===============

    Mortgage loans serviced for others               $    16,975,274    $    16,860,951   $    20,655,272
                                                     ===============    ===============   ===============

    Total assets, investment assets under
        management and mortgage loans serviced for
        others                                       $ 1,083,152,412    $ 1,049,651,840   $   976,091,192
                                                     ===============    ===============   ===============
